EXHIBIT 4.3

DEMAND PROMISSORY NOTE

US$39,010.97

In consideration of receiving a loan of US$39,010.97, the undersigned LONGBOW MINING CORP., of 699B Sierra Rose Drive, Reno, Nevada, USA, 89511, does hereby PROMISE TO PAY to ARCHER PACIFIC MANAGEMENT INC., of 141 - 757 West Hastings Street, Vancouver, British Columbia, V6C 1C1, the sum of US$39,010.97, without interest, payable on demand.

The undersigned and each endorser hereof waives demand and presentment for payment, notice of dishonour, notice of nonpayment and notice of this Promissory Note.

DATED at Vancouver, British Columbia, the 8th day of March, 2002.
/s/ "Kathy Wang" Kathy Wang Signature of Witness	/s/ "Ernest Cheung" Ernest Cheung, Director Longbow Mining Corp.